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EXHIBIT 23.1


                      [FRANKEL, LODGEN, LACHER, GOLDITCH,
                         SARDI & HOWARD LLP LETTERHEAD]


April 18, 2005

Board of Directors
USN Television Group, Inc.
2121 Avenue of the Stars, #2950
Los Angeles, California 90067



Dear Board of Directors:

We consent to the use in your 8-K/A of USN Corporation of our report, dated February 1, 2005, relating to the financial statements of USN Television Group, Inc. as of December 31, 2003 and for the period from inception (April 25, 2003) through December 31, 2003, and our report, dated March 23, 2005 relating to the financial statements of USN Television Group, Inc. as of January 31, 2004, and for the one month period ended January 31, 2004.


Sincerely,

FRANKEL, LODGEN, LACHER, SOLDITCH, SARDI & HOWARD LLP


/s/ Ken Lodgen

KEN LODGEN